STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND TWELVE-MONTH 2004 RESULTS

HIGHLIGHTS
•	Stratus sold 139 acres of residential property for $5.6 million and an approximately one-acre commercial tract for $0.5 million in its Circle C community.
•	Stratus sold three residential estate lots for $1.3 million in its Barton Creek community.
•	Stratus sold the first six lots at its Wimberly Lane Phase II subdivision for $0.9 million and the initial five lots at its Deerfield project for $0.3 million.

	Fourth Quarter		Twelve Months
	2004	2003	2004	2003
	(In Thousands, Except Per Share Amounts)
Revenues	$9,857	$2,605	$20,890	$14,422
Operating income (loss)	2,631	(482)	1,560	180
Net income (loss) applicable to common stock	2,409	(699)	672	20
Diluted net income (loss) per share	$0.32	$(0.10)	$0.09	$-

Diluted average shares outstanding	7,632	7,128	7,570	7,315

AUSTIN, TX, March 29, 2005 - Stratus Properties Inc. (NASDAQ:STRS) reported net income of $2.4 million, $0.32 per share, for the fourth quarter of 2004 compared to a net loss of $0.7 million, $0.10 per share, for the fourth quarter of 2003. For the year ended December 31, 2004, Stratus reported net income of $0.7 million, $0.09 per share, compared with net income of $20,000, $0.00 per share, for the year ended December 31, 2003. Net income for the twelve months ended December 31, 2004, included $0.7 million for reimbursement of certain building repairs received from a settlement with the general contractor responsible for construction of the 7000 West office buildings.

Revenues. Stratus’ revenues for the fourth quarter of 2004 totaled $9.9 million, including sales within the Circle C community of 139 acres in the Meridian development for $5.6 million and an approximately one-acre commercial tract for $0.5 million. Residential estate lot sales included two lots at the Mirador subdivision for $0.9 million and one at the Escala Drive subdivision for $0.4 million. In accordance with its contract with a national homebuilder, Stratus sold the first six lots of the Wimberly Lane Phase II subdivision for $0.9 million upon the completion of the subdivision utilities. Stratus also sold the initial five lots at Deerfield for $0.3 million. Stratus’ revenues for the fourth quarter of 2003 totaled $2.6 million, which included the sale of a 23-acre tract within the Circle C community for $1.25 million. For the fourth quarter of 2004, Stratus received rental income of $0.8 million from its two fully leased 7000 West office buildings in the Lantana project in southwest Austin, compared to $0.9 million for the fourth quarter of 2003. In addition, Stratus earned $0.3 million in rental income related to its 75,000-square-foot office building at 7500 Rialto Drive for the fourth quarter of 2004, compared to $0.1 million for the fourth quarter of 2003, as the occupancy rate increased from approximately 37 percent in the fourth quarter of 2003 to 97 percent in the fourth quarter of 2004. In early 2005, Stratus leased all the remaining space at the 7500 Rialto Drive office building.

During the fourth quarter of 2004, Stratus had other revenue, which included management fees and sales commissions and the sale of development fee credits to third parties, totaling $0.2 million, compared to $0.4 million for the fourth quarter of 2003.

Development Activities. In May 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision. Stratus is retaining and marketing the remaining six estate lots in the subdivision, each averaging approximately five acres. In June 2004, the homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots, which has been used to pay ongoing development costs of the lots. The deposit will be recognized as income as lots are sold. The lots will be sold on a scheduled takedown basis, with six lots to be sold upon substantial completion of subdivision utilities, and then three lots per quarter beginning 150 days after the sale of the initial lots. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing upon substantial completion of development. Subdivision streets and utilities were completed in October 2004 and the initial lot closings occurred in December 2004.

In January 2004, Stratus acquired approximately 68 acres of land in Plano, Texas, for $7.0 million. The property (Deerfield) is zoned and subject to a preliminary subdivision plan for 234 residential lots. In February 2004, Stratus executed an Option Agreement and a Construction Agreement with a national homebuilder. Pursuant to the Option Agreement, Stratus was paid $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots is $61,500, subject to certain terms and conditions. The $1.4 million option payment is non-refundable, but would be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized as income as lots are sold. The Construction Agreement requires the homebuilder to complete development of the entire project by March 15, 2007. Stratus agreed to fund up to $5.2 million of the homebuilder’s development costs. The homebuilder must pay all property taxes and maintenance costs. In February 2004, Stratus entered into a $9.8 million three-year loan agreement with Comerica Bank to finance the acquisition and development of Deerfield. Development is proceeding on schedule and Stratus had $4.3 million of remaining availability under its Deerfield loan at December 31, 2004. The initial lot sale occurred in November 2004 and four lots were sold in December 2004.

Stratus also has commenced development activities at Circle C based on the entitlements set forth in its 2002 Circle C Settlement with the City of Austin. The preliminary plan has been approved for Meridian, an 800-lot residential development at Circle C. In October 2004, Stratus received final City of Austin plat and construction permit approvals for the first phase of Meridian, and construction has commenced. In December 2004, Stratus sold approximately 139 acres of the Meridian development. In addition, several retail sites at Circle C have received final City of Austin approvals and are being developed. Zoning for Escarpment Village, a 160,000-square-foot retail project anchored by a grocery store, was approved during the second quarter of 2004, and construction has commenced. In December 2004, Stratus obtained an $18.5 million project loan from Comerica Bank to fund the construction of Escarpment Village. The Circle C Settlement permits development of one million square feet of commercial space, 900 multi-family units and 830 single-family residential lots.

During 2004, Stratus completed construction of four courtyard homes at Calera Court within the Barton Creek community, one of which has been sold. Calera Court, the initial phase of the “Calera Drive” subdivision, will include 17 courtyard homes on 16 acres. The second phase of Calera Drive, consisting of 53 single-family lots, has received final plat and construction permit approval. The development of these lots, many of which adjoin the Fazio Canyons Golf Course, has commenced. Development of the third and last phase of Calera Drive, which will include approximately 70 single-family lots, is not expected to commence until after 2005. Funding for the construction of courtyard homes at Calera Court is provided by a $3.0 million project loan, which Stratus established with Comerica Bank in September 2003. The project loan, which matures in September 2005, is secured by the three remaining courtyard homes at Calera Court.

    Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

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CAUTIONARY STATEMENT. This press release contains certain forward-looking statements regarding real estate sales and development activities. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004		2003
Revenues:
Real estate	$8,528	$1,298	$16,430		$8,938
Rental income	1,134	956	4,039		3,755
Commissions, management fees and other	195	351	421		1,729
Total revenues	9,857	2,605	20,890		14,422
Cost of sales:
Real estate, net	5,348	1,079	11,119		6,414	[a]
Rental, net	506	727	2,053	[b]	2,502
Depreciation	416	335	1,521		1,313
Total cost of sales	6,270	2,141	14,693		10,229
General and administrative expenses	956	946	4,637		4,013
Total costs and expenses	7,226	3,087	19,330		14,242
Operating income (loss)	2,631	(482)	1,560		180
Interest expense, net	(257)	(243)	(958)		(917)
Interest income	35	26	70		728	[c]
Equity in unconsolidated affiliates’ income	-	-	-		29
Net income (loss) applicable to common stock	$2,409	$(699)	$672		$20

Net income (loss) per share of common stock:
Basic	$0.33	$(0.10)	$0.09		$-
Diluted	$0.32	$(0.10)	$0.09		$-

Average shares of common stock outstanding:
Basic	7,212	7,128	7,196		7,124
Diluted	7,632	7,128	7,570		7,315

a.	Includes a $1.2 million Municipal Utility District reimbursement recorded as a reduction to cost of sales.
b.	Amount was reduced by $0.7 million for reimbursement of certain building repairs received from a settlement with the general contractor responsible for construction of the 7000 West office buildings.
c.	Includes interest on Municipal Utility District reimbursements totaling $0.6 million.

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STRATUS PROPERTIES INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2004		2003
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $124 and $207, respectively	$379		$3,413
Accounts receivable	345		768
Notes receivable from property sales	47		60
Prepaid expenses	40		194
Total current assets	811		4,435
Real estate, commercial leasing assets and facilities, net:
Property held for sale - developed or under development	104,526	[a]	88,495
Property held for sale - undeveloped	20,919		25,712
Property held for use, net	21,676		21,685
Other assets	4,140		1,929
Notes receivable from property sales	789	[b]	174
Total assets	$152,861		$142,430

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,343		$1,773
Accrued interest, property taxes and other	2,390		3,015
Current portion of borrowings outstanding	1,531	[c]	434
Total current liabilities	5,264		5,222
Long-term debt	54,116	[d]	47,105
Other liabilities	5,285	[e]	3,282
Stockholders’ equity	88,196		86,821
Total liabilities and stockholders' equity	$152,861		$142,430

a.	Includes land in Plano, Texas (Deerfield), which was acquired in January 2004 for $7.0 million.
b.	Balance represents long-term notes receivable related to the third-quarter 2004 sales of three residential estate lots at the Mirador subdivision.
c.	Includes borrowings of $1.2 million from the Calera Court project loan during 2004.
d.	Includes borrowings of $5.5 million from the Deerfield loan during 2004.
e.	Includes $1.4 million and $0.6 million of non-refundable deposits related to the Deerfield property and Wimberly Lane Phase II subdivision, respectively, to be recognized as income as lots are sold.

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STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2004	2003
Cash flow from operating activities:
Net income	$672	$20
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,521	1,313
Cost of real estate sold	8,938	4,973
Stock-based compensation	156	119
Long-term notes receivable	(615)	1,929
Equity in unconsolidated affiliates’ income	-	(29)
Distribution of unconsolidated affiliates’ income	-	29
Loan deposits and deposits for infrastructure development	(1,500)[a]	-
Other	(711)	(187)
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses	590	(162)
Accounts payable, accrued liabilities and other	948 [b]	47
Net cash provided by operating activities	9,999	8,052

Cash flow from investing activities:
Development of other real estate and facilities	(13,257)	(12,499)
Purchase and development of Deerfield property	(9,341)	-
Municipal utility district reimbursements	910	3,504
Distribution from Lakeway Project	-	191
Net cash used in investing activities	(21,688)	(8,804)

Cash flow from financing activities:
Borrowings from revolving credit facility	16,414	20,963
Payments on revolving credit facility	(16,930)[c]	(16,703)[c]
Borrowings from Calera Court project loan, net	1,158	-
Borrowings from Deerfield loan, net	5,503	-
Borrowings from Escarpment Village project loan	1	-
Borrowings from (repayments of) 7500 Rialto project loan, net	1,904	(735)
Borrowings from TIAA 7000 West project loan	12,000	-
Payments on 7000 West project loan	(11,942)	(785)
Net proceeds from exercise of stock options	795	64
Purchases of Stratus common shares	(248)	-
Net cash provided by financing activities	8,655	2,804
Net (decrease) increase in cash and cash equivalents	(3,034)	2,052
Cash and cash equivalents at beginning of year	3,413	1,361
Cash and cash equivalents at end of year	379	3,413
Less cash restricted as to use	(124)	(207)
Unrestricted cash and cash equivalents at end of year	$255	$3,206

a.	Includes $0.5 million of deposits to secure loans and $1.0 million of deposits for infrastructure development at Meridian.
b.	Includes $1.4 million and $0.6 million of non-refundable deposits related to the Deerfield property and Wimberly Lane Phase II subdivision, respectively.
c.	Includes payments on the term loan component which was converted to a revolver effective June 2004.

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